STOCK OPTION AGREEMENT

FOR NON-STATUTORY STOCK OPTIONS
PURSUANT TO THE
TF FINANCIAL CORPORATION
2012 STOCK OPTION PLAN

NON-EMPLOYEE DIRECTORS

STOCK OPTIONS for a total of [_______] shares of Common Stock of TF Financial Corporation (the "Company") is hereby granted to [________________] (the "Optionee") at the exercise price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the 2012 Stock Option Plan (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged.  Such Stock Options do not comply with Options granted under Section 422 of the Internal Revenue Code of 1986, as amended.

1.           Option Exercise Price.  The Option Exercise Price is $____ for each Share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option (____________).

2.           Exercise of Option.  This Option shall be first exercisable during periods of continued service as a director in accordance with provisions of the Plan as follows:

(a)	Schedule of Rights to Exercise.

Date	Options (#) First Exercisable(*)	Percentage of Total Shares Awarded Which Are Non-forfeitable
As of ________, 20__	[__________]	50%
As of ________, 20__	[__________]	100%

*Notes:

A.	Upon termination of service absent Retirement, Disability or death, such options shall cease to be exercisable three months from the date of termination of employment.

B.
Upon Disability, all options previously awarded shall be deemed immediately earned and non-forfeitable and shall continue to be deemed exercisable for a period not to exceed one year from such date of termination of service as a result of such Disability.

C.
Upon death, all options previously awarded shall be deemed immediately earned and non-forfeitable and shall continue to be deemed exercisable for a period not to exceed one year from such date of termination of service as a result of such death.

D.
Upon Retirement as a Director (upon retirement following attainment of not less than age 75), the Director will continue to earn and vest in the Stock Options on the same vesting schedule as if he or she were still in service to the Company or the 3rd Fed Bank (“Bank”). Upon such Retirement, such Stock Options shall continue to be exercisable for the remaining term of the Stock Option without regard to the continued services of such Director to the Company or the Bank.

E.	Notwithstanding anything herein to the contrary, Stock Options previously awarded shall become immediately exercisable upon a Change in Control of the Company or the Bank.

F.
In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, re-capitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, or in the event an extraordinary capital distribution is made, the Committee will make such adjustments to previously granted Awards to prevent dilution, diminution, or enlargement of the rights of the Participant.

G.
Except in the event of death or Disability of the Optionee or a Change in Control of the Company, a minimum of six months must elapse between the Date of Grant of an Option and the date of the sale of the Common Stock received through the exercise of such Option.

H.	In the event of an Optionee’s termination of service for Cause, all rights with respect to the Option’s Stock Options shall expire immediately upon the effective date of such termination of service.

(b)           Method of Exercise.  This Option shall be exercisable by a written notice which shall:

(i)          State the election to exercise the Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such Shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

(ii)          Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

(iii)         Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

(iv)          Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

No shares of Common Stock shall be issued until full payment of the Option Exercise Price has been received by the Company. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

(c)           Restrictions on Exercise.  This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation.  As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

3.           Non-transferability of Option.  This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.  Notwithstanding the foregoing, such Options may be transferred for estate planning purposes in connection with Section 6(c) of the Plan.

4.           Term of Option.  This Option may not be exercised more than four (4)  years from the Date of Grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

5.           Method of Payment.  The Optionee may make payment of the Option Exercise Price by delivery of cash or Common Stock having a Fair Market Value on the day immediately preceding the exercise date equal to the total Option Exercise Price, or by any combination of cash and shares of Common Stock, including exercise by means of a cashless exercise arrangement with a qualifying broker-dealer in accordance with procedures approved by the Company. Payment of the Option Exercise Price in full or partial payment in the form of Common Stock shall be made utilizing Common Stock that has been owned by the party exercising such Option for not less than six months prior to the date of exercise of such Option.

6.           Related Matters.  Notwithstanding anything herein to the contrary, additional conditions or restrictions related to such Options may be contained in the Plan or the resolutions of the Plan Committee authorizing such grant of Options.

**NOTE:  THE SHARES ISSUABLE UPON THE EXERCISE OF SUCH STOCK OPTIONS MAY CONSTITUTE RESTRICTED SECURITIES OR SECURITIES WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.**

The parties to this Agreement hereby acknowledge and accept the terms set forth herein as evidenced below, as follows:

TF Financial Corporation

Date of Grant:		By:

Its:
Attest:

[SEAL]

Optionee Acknowledgement and Acceptance

Date